Exhibit 99.1
Synthetech Reports Second Quarter Fiscal 2009 Results

Albany, Oregon, November 10, 2008 – Synthetech, Inc. (NZYM.OB) today announced financial results for the second quarter of fiscal 2009, which ended September 30, 2008.  Revenue for the quarter was $3.3 million, a 10% increase compared to revenue of $3.0 million in the second quarter of fiscal 2008.  Operating loss for the current quarter was $333,000, compared to an operating loss of $841,000 for the same period last year.  Net loss for the current quarter was $367,000, or $0.03 per share, compared to last year’s second quarter net loss of $861,000, or $0.06 per share.

For the first half of fiscal 2009, revenue of $8.2 million resulted in an operating loss of $19,000 and a net loss of $72,000, or $0.00 per share.  For the comparable period last year, revenue of $7.2 million resulted in an operating loss of $705,000 and a net loss of $742,000, or $0.05 per share.

International sales, mainly to Europe, were $1.1 million and $4.0 million in the second quarter and first six months of fiscal 2009, respectively, compared to $1.3 million and $3.3 million in the second quarter and first six months of fiscal 2008, respectively.  International sales, like all of our revenues, are subject to significant quarterly fluctuations.

Based on a typical product mix, second quarter revenue of $3.3 million is inadequate to support Synthetech’s cost structure which was implemented late last year in response to market demand.

Gross margins of 24% for the first six months of fiscal 2009 were lower than Synthetech normally would expect on revenue of $8.2 million.  Gross margins for the period were hindered by: lower than normal margins on certain products which encountered production difficulties in the prior fiscal year; higher than average raw material costs on certain projects; and an increase in the weighting of materials purchased for direct resell, which have lower average margins than internally produced products.

Synthetech's cash and cash equivalents were $128,000 at September 30, 2008, compared to $1.1 million at March 31, 2008.  Synthetech’s working capital was $4.4 million both at September 30, 2008 and March 31, 2008.    In May 2008, Synthetech borrowed $550,000 to expand its large-scale reactor capacity and to install a distillation column, in order to meet increased customer demand and permit the recycling of certain spent solvents for cost and waste reduction.  The distillation column and solvent recovery system are now in operation.  The expanded reactor capacity is expected to be on line later in November 2008.

On November 5, 2008, Synthetech borrowed an additional $500,000 to augment Synthetech’s working capital in response to customer large order demand.

Synthetech, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2008	2007	2008	2007

Revenue	$3,291	$2,981	$8,208	$7,153
Cost of revenue	2,649	2,838	6,277	5,821
Gross income	642	143	1,931	1,332

Research and development	335	346	632	674
Selling, general and administrative	640	638	1,318	1,363
Total operating expense	975	984	1,950	2,037

Operating loss	(333)	(841)	(19)	(705)

Interest income	-	3	5	12
Interest expense	(34)	(23)	(58)	(49)
Loss before income taxes	(367)	(861)	(72)	(742)

Income tax benefit	-	-	-	-
Net loss	$(367)	$(861)	$(72)	$(742)

Basic and diluted loss per share	$(0.03)	$(0.06)	$(0.00)	$(0.05)

Dr. Gregory Hahn, President and CEO, stated, “We have yet to realize our goal of a return to profitable operations.  However, we continue to make progress on cost improvements and manufacturing efficiencies.”

Looking forward, Dr. Hahn further stated, “Synthetech’s order backlog as of September 30, 2008, was approximately $5.7 million, with most of this expected to ship during the third quarter of fiscal 2009 and the balance during the fourth quarter of fiscal 2009.  In October 2008, we received an order for a new project from a major pharmaceutical company for $1.3 million, which is scheduled to ship during the second and third quarters of fiscal 2010.  Additionally, a few days ago we received a $5.4 million order from a major Western European pharmaceutical company for an ongoing project that is expected to ship before the end of fiscal 2009.  We have been supporting this project as it advances through development phases for over two years and the customer has agreed to advance certain funds in support of the recent order.”

Management anticipates that Synthetech’s revenue will continue to be volatile from period to period.  Variability in Synthetech’s level of revenue is based primarily on its participation in large-scale customer projects and the timing of shipments arising from these projects.  Synthetech operates in a challenging business environment, characterized by the unpredictable dynamics and life cycle of pharmaceutical projects, which can lead to rapid fluctuations in the mix of projects and revenues.  As the uncertainties inherent in drug development projects remain outside of Synthetech’s control, it is difficult to predict the progress, timing and revenue potential of these projects.

About Synthetech
Synthetech, Inc., based in Albany, Oregon, is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies.  We develop and manufacture amino acid derivatives, specialty amino acids, peptide fragments, proprietary custom chiral intermediates and specialty resins, primarily for the pharmaceutical industry.  Synthetech produces advanced pharmaceutical intermediates in accordance with Current Good Manufacturing Practices (cGMP) in compliance with U.S. Food and Drug Administration (FDA) regulations.  Our products support the development and manufacture of therapeutic peptides and peptidomimetic (peptide-like) small molecule drugs from early stages of a customer’s clinical development through market launch and into commercial production.  Synthetech’s products also support the production of chemically based medical devices.  Synthetech’s domestic and international customer base includes major pharmaceutical, contract drug synthesis firms, emerging biotechnology (virtual pharmaceutical) and medical device companies.  We also supply catalog quantities of specialty amino acids to research institutions, universities and drug discovery firms.

Forward-Looking Statements
This press release contains “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical fact, are forward-looking, including, without limitation, statements regarding: future operating results; market conditions and opportunities; customer advances; and the timing and amount of shipments.  Words such as “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or words or phrases of similar meanings identify forward-looking statements.  Forward-looking statements reflect management’s current expectations, plans or projections and are inherently uncertain and actual results could differ materially from such expectations, plans or projections.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Risks and uncertainties that could cause actual results to differ significantly from management’s expectations include, but are not limited to, the following:  Synthetech's limited financial and other resources; the uncertain market for Synthetech's products; potential loss of a significant customer; customer concentration; potential termination or suspension by customers of significant projects or orders; potential period-to-period revenue or expense fluctuations; production factors and timely access to raw materials; industry cost factors and conditions; competition; government regulation; labor disputes; technological changes; and international business risks. Investors are urged to read Synthetech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2008, for a further description of risks and uncertainties related to forward-looking statements made by Synthetech as well as to other aspects of Synthetech's business. Those reports describe, some, but not all of the factors that could cause actual results to differ significantly from management’s expectations.  Additional risks and uncertainties not presently known to Synthetech or which Synthetech currently deems immaterial also may impair its business or operations.  Synthetech does not intend to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

MORE INFORMATION:	Web site: www.synthetech.com
E-mail: investor@synthetech.com

CONTACT:	Gary Weber, CFO
PO Box 646
Albany, Oregon 97321
541 967-6575